Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of May 30, 2006 (this “Supplemental Indenture”), between EPL Intermediate, Inc., a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”) to the Indenture referred to below.

A. The Company and the Trustee have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 18, 2005, providing for the issuance of the Company’s 14 1/2% Senior Discount Notes Due 2014 (the “Notes”);

B. Section 9.02 of the Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Indenture) of a majority in principal amount at maturity of the Notes then outstanding;

C. The Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of May 15, 2006 (the “Solicitation Statement”), to the Holders of the Notes in connection with certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”);

D. The Holders of at least a majority of the $39,342,000 outstanding principal amount at maturity of the Notes have duly consented to the Proposed Amendments;

E. The Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the Proposed Amendments; and

F. The execution and delivery of this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

1. Definitions.

(a) Upon the Effective Date (as defined herein) of this Supplemental Indenture, certain definitions in the Indenture and the Notes shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments described herein.

(b) Any definitions used exclusively in the provisions of the Indenture and the Notes that are deleted as described herein, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture and the Notes that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith.

2. Amendments to the Indenture and the Notes.

(a) Article 3 – Redemption and Prepayment. The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 3.09	Offer to Purchase by Application of Excess Proceeds
(b) Article 4 – Covenants. The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 4.03	Reports

Section 4.04	Compliance Certificate

Section 4.07	Restricted Payments

Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock

Section 4.10	Asset Sales

Section 4.11	Transactions with Affiliates

Section 4.12	Liens

Section 4.13	Business Activities

Section 4.15	Offer to Repurchase Upon Change of Control

Section 4.16	Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

Section 4.17	Payments for Consent

Section 4.18	Additional Note Guarantees

Section 4.19	Designation of Restricted and Unrestricted Subsidiaries

(c) Article 5 – Successors. The Indenture is hereby amended by deleting Article 5 thereof in its entirety.

(d) Article 6 – Defaults and Remedies. Section 6.01 of the Indenture, “Events of Default,” is hereby amended by deleting paragraphs (3)-(6) thereof.

(e) Article 8 – Legal Defeasance and Covenant Defeasance. Section 8.04 of the Indenture, “Conditions to Legal or Covenant Defeasance,” is hereby amended by deleting paragraph (7) thereof.

(f) Paragraph 4 of the Global Note. The first sentence of Paragraph 4 of the Global Note will be amended to add at the end of the sentence “, as amended or supplemented from time to time.”

3. Condition. The effectiveness of this Supplemental Indenture, as of the date hereof (the “Effective Date”), shall be subject to the acceptance of the Notes for payment on the Settlement Date (as defined in the Solicitation Statement) in accordance with the terms of the Solicitation Statement.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EPL INTERMEDIATE, INC.

By:	/s/ Joseph N. Stein
Name: Joseph N. Stein
Title: Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President